CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 14, 2018 (except for the effect of the restatement discussed in Note 2 and 5 to the financial statements, for which the date is October 12, 2018) which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of BTCS Inc. which appears in this Registration Statement on Form S-1 Amendment No. 7 .

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada
October 12 , 2018